    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 2002
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 KENNAMETAL INC.
             (Exact name of registrant as specified in its charter)

          PENNSYLVANIA                                          25-0900168
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

                               1600 TECHNOLOGY WAY
                                  P.O. BOX 231
                           LATROBE, PENNSYLVANIA 15650
   (Address, including Zip Code, of Registrant's Principal Executive Offices)

                KENNAMETAL INC. STOCK AND INCENTIVE PLAN OF 2002
                            (Full title of the plan)

        DAVID W. GREENFIELD, ESQUIRE                COPIES OF COMMUNICATIONS TO:
VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
               KENNAMETAL INC.                          RONALD BASSO, ESQUIRE
             1600 TECHNOLOGY WAY                         BUCHANAN INGERSOLL
                P.O. BOX 231                          PROFESSIONAL CORPORATION
         LATROBE, PENNSYLVANIA 15650                      ONE OXFORD CENTRE
                724-539-5000                        301 GRANT STREET, 20TH FLOOR
     (Name, Address, including Zip Code,              PITTSBURGH, PA 15219-1410
 and Telephone Number, including Area Code,                 412-562-3943
            of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

                                                           Proposed Maximum       Proposed Maximum
     Title of Securities to be           Amount to be       Offering Price       Aggregate Offering          Amount of
           Registered(1)                  Registered         Per Share(2)              Price            Registration Fee(3)
           -------------                  ----------         ------------              -----            -------------------
Capital Stock, par value $1.25 per        2,400,000            $30.285              $72,684,000                $6,687
share

(1) Includes Preferred Stock Purchase Rights. Prior to the occurrence of certain events, such rights will not be exercisable or evidenced separately from the Common Stock.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). Such price, which is the average of the high and low sales prices for the Capital Stock on the New York Stock Exchange on October 29, 2002, has been determined in accordance with Rule 457(c).

(3) Calculated pursuant to Section 6(b) of the Securities Act.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      ITEM 1. PLAN INFORMATION.

      The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

      ITEM 2. COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      Upon written or oral request, any of the documents incorporated herein by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus) and other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Kennametal Inc. Stock and Incentive Plan of 2002 and its administrators are available without charge by contacting

                                 Kennametal Inc.
                               1600 Technology Way
                                  P.O. Box 231
                             Latrobe, PA 15650-0231
                                 (724) 539-5000
                       Attn: David W. Greenfield, Esquire
                  Vice President, Secretary and General Counsel

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      Kennametal Inc. (the "Corporation") hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below. The Corporation also incorporates by reference, from the date of filing of such documents, all documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold:

            (a) The latest annual report of the Corporation filed pursuant to
Section 13(a) or 15(d) under the Securities Exchange Act;

            (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

            (c) The description of the Capital Stock of the Corporation contained in the Corporation's registration statement filed under Section 12 of the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

      The audited financial statements as of and for the years ended June 30, 2000 and 2001 included in the Annual Report on Form 10-K incorporated herein by reference were audited by Arthur Andersen LLP. After reasonable efforts, the Corporation has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its audit report dated July 20, 2001 into this Registration Statement. Accordingly, Arthur Andersen LLP will not be liable to investors under Section 11(a) of the Securities Act because it has not consented to being named as an expert in this Registration Statement, and therefore such lack of consent may limit the recovery by investors from Arthur Andersen LLP.

ITEM 4. DESCRIPTION OF SECURITIES

      Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      Buchanan Ingersoll Professional Corporation ("BIPC"), counsel for the Corporation, is issuing an opinion to the Corporation in connection with this Registration Statement regarding the legality of the securities being registered. Mr. William R. Newlin, the Managing Director and a shareholder of BIPC, is a Director of the Corporation. As of October 30, 2002, BIPC, and all attorneys of BIPC who may be deemed to be substantively involved in this Registration Statement, did not beneficially own any shares of the Capital Stock of the Corporation.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Subchapter D (Sections 1741 through 1750) of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"). Section 1741 (relating to third party actions) and 1742 (relating to derivative actions) of the PBCL provide that, unless otherwise restricted by its bylaws, a business corporation shall have the power to indemnify any person who is made a party to a third-party or derivative action, respectively, by reason that such person is or was a representative of the corporation. The PBCL defines representative to mean a director, officer, employee or agent thereof (a "Representative"). The sections further state that the corporation is authorized to indemnify the Representative against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action. However, the Representative must have acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation; and with respect to any criminal proceeding, the Representative must have had no reasonable cause to believe his or her conduct was unlawful.

      Section 1743 of the PBCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney's fees) in connection with the claim or action.

      Section 1746(a) states that the statutory rights of indemnification shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, or otherwise. However, 1746(b) forbids indemnification to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation may not provide indemnification in the case of willful misconduct or recklessness.

      The PBCL, in Section 1747, also authorizes corporations to purchase and maintain insurance on behalf of a Representative, whether or not the corporation would have the power to indemnify him or her. Such insurance is declared to be consistent with Pennsylvania's public policy.

      Article IX, Section 1 of the Corporation's By-Laws provides that a director shall not be personally liable for monetary damages for any action taken or failed to be taken unless the director has breached or failed to perform the duties of his office and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A director's criminal or tax liability is not limited by the foregoing provision.

      Section 2 of Article IX of the Corporation's By-Laws requires the Corporation to indemnify any director or officer who is involved in any action, suit or proceeding, whether, civil, criminal, administrative or investigative, unless a court determines that such director or officer's conduct constituted willful misconduct or recklessness. However, the Corporation will indemnify a director or officer who initiates an action only if the action was authorized by the board of directors. The right to indemnification conferred by this By-Law includes payment of all reasonable expenses, including attorney's fees, and any liability and loss. The By-Laws further provide that any director or officer who is entitled to indemnification but is not paid in full by the Corporation within forty-five (45) days after a written claim, may bring suit against the Corporation; and if the director or officer succeeds, in whole or in part, he or she shall be entitled to also be paid the expense of prosecuting such claim.

      The Corporation has entered into indemnification contracts with directors and certain officers of the Corporation which entitle them to full indemnification in accordance with the PBCL and the Corporation's By-Laws. Also, pursuant to the indemnification contracts, the Corporation is obligated to purchase and maintain directors and officers' liability insurance. Accordingly, the Corporation provides insurance contracts which insure its directors and officers, within the limits and subject to the limitations of the policies, against certain expenses and liabilities which have been incurred by, or resulted from, any actions, suits or proceedings to which they are parties by reason of being or having been directors or officers of the Corporation.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      Not Applicable.

ITEM 8. EXHIBITS

      The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

            4.01 Rights Agreement, effective as of November 2, 2000 (incorporated herein by reference to Exhibit 1 of Form 8-A filed on October 10, 2000)

            5.01     Opinion of Buchanan Ingersoll Professional Corporation

            23.01    Consent of Independent Public Accountants

            23.02    Consent of Arthur Andersen LLP (omitted pursuant to Rule
                     437(a))

            23.03 Consent of Buchanan Ingersoll Professional Corporation (included in Exhibit 5.01)

            99.01    Kennametal Inc. Stock and Incentive Plan of 2002

ITEM 9. UNDERTAKINGS

      (a) The undersigned Registrant hereby undertakes:

            (i) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

            (ii) That, for the purpose of determining any liability under the Securities Act of 1933, as amended ("Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Unity Township, Westmoreland County, Commonwealth of Pennsylvania, on the 30th day of October, 2002.

                                             KENNAMETAL INC.



                                             By:      /s/ David W. Greenfield
                                                  ------------------------------
                                                   David W. Greenfield
                                                   Vice President, Secretary and
                                                   General Counsel

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 30, 2002.

Signature                                           Capacity

/s/ Markos I. Tambakeras                            Chairman, President
------------------------------------                and Chief Executive Officer
Markos I. Tambakeras


/s/ F. Nicholas Grasberger, III                     Vice President
------------------------------------                and Chief Financial Officer
F. Nicholas Grasberger, III


/s/ Timothy A. Hibbard                              Corporate Controller
------------------------------------                and Chief Accounting Officer
Timothy A. Hibbard


/s/ William R. Newlin                               Director
------------------------------------
William R. Newlin


/s/ Richard C. Alberding                            Director
------------------------------------
Richard C. Alberding

/s/ Peter B. Bartlett                               Director
------------------------------------
Peter B. Bartlett


/s/ Ronald M. DeFeo                                 Director
------------------------------------
Ronald M. DeFeo


/s/ A. Peter Held                                   Director
------------------------------------
A. Peter Held


/s/ Kathleen J. Hempel                              Director
------------------------------------
Kathleen J. Hempel


/s/ Aloysius T. McLaughlin, Jr                      Director
------------------------------------
Aloysius T. McLaughlin, Jr.


/s/ Larry D. Yost                                   Director
------------------------------------
Larry D. Yost

                                  EXHIBIT INDEX

     EXHIBIT NO.                             DESCRIPTION
        4.01            Rights Agreement, effective as of November 2, 2000
                        (incorporated by reference to Exhibit 1 of Form 8-A
                        filed on October 10, 2000)

        5.01            Opinion of Buchanan Ingersoll Professional Corporation

        23.01           Consent of Independent Public Accountants

        23.02           Consent of Arthur Andersen LLP (omitted pursuant to Rule
                        437(a))

        23.03           Consent of Buchanan Ingersoll Professional Corporation
                        (included in Exhibit 5.01)

        99.01           Kennametal Inc. Stock and Incentive Plan of 2002